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                                                                   EXHIBIT 16.1





October 6, 1997

Securities and Exchange Commission
Washington, D.C.

Gentlemen:

We have read Item 4 of the Form 8-K/A Amendment Number 1 of VSI Enterprises, Inc. dated September 18, 1997, and agree with the statements contained therein, except for the second sentence of the third paragraph. We have no basis to agree or disagree with that statement.

Very truly yours,

/s/ Grant Thornton LLP